Exhibit 99.1

Imperial announces estimated second quarter financial and operating results

For the six months ended June 30, 2014

Calgary, July 31, 2014

	Second quarter			Six months
(millions of dollars, unless noted)	2014	2013	%	2014	2013	%

Net income (U.S. GAAP)	1,232	327	277	2,178	1,125	94
Net income per common share
- assuming dilution (dollars)	1.45	0.38	277	2.56	1.32	94
Capital and exploration expenditures	1,398	1,637	(15)	2,632	4,613	(43)

Rich Kruger, Chairman, President and Chief Executive Officer, commented:

Imperial’s second quarter results reflect its consistent focus on base business fundamentals as well as profitable and responsible growth. Highlights include strong operational results across Downstream and Chemical and the safe, successful completion of a major turnaround at the Upstream’s Cold Lake Mahihkan facility. In addition, progress continued as planned on the company’s upstream growth projects, Kearl and Nabiye.

Earnings in the second quarter were $1,232 million, or $1.45 per share, and included a $478 million gain associated with the sale of interests in several conventional upstream producing assets.

Gross production averaged 287,000 oil-equivalent barrels per day, up 11,000 barrels versus 2013, due to increased Kearl production, largely offset by planned and unplanned maintenance at Syncrude, major turnaround activities at Cold Lake and the impact of divested conventional assets. Kearl production averaged 73,000 barrels per day (52,000 barrels Imperial’s share) in the quarter, as a significant ramp-up in production in June was offset by planned maintenance and reliability improvement repairs earlier in the quarter.

Refinery throughput totalled 418,000 barrels per day, up 54,000 barrels versus 2013, adjusted for the Dartmouth refinery shutdown. A strong focus on reliability resulted in record refinery capacity utilization of 99 percent. Petroleum product sales of 481,000 barrels per day were up five percent versus the same period last year.

Second quarter capital and exploration expenditures totalled $1,398 million. Investments were primarily associated with upstream growth; most notably the Kearl expansion and Cold Lake Nabiye projects, which were 90 and 89 percent complete, respectively, at the end of the quarter. Expenditures were fully funded from cash flow from operations and proceeds from the divestment of conventional upstream assets.

A major milestone was reached in the quarter when employees moved into the first of five buildings at Imperial’s new Calgary offices in Quarry Park. The campus-style complex, scheduled for full occupancy in early 2016, will facilitate enhanced collaboration and innovation to support the company’s long-term, profitable growth.

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil and natural gas, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to the highest standards across all areas of our business.

Second quarter highlights

•	Net income totalled $1,232 million or $1.45 per share on a diluted basis, up 277 percent from $327 million or $0.38 per share in the second quarter of 2013. Included in the quarter was a $478 million gain associated with the sale of interests in several conventional upstream producing assets.

•	Production averaged 287,000 gross oil-equivalent barrels per day, up 11,000 barrels versus 2013. The increase in production was mainly due to continued ramp-up at Kearl, largely offset by significant maintenance impacts at Syncrude and Cold Lake along with the impact of divested conventional assets.

•	Refinery throughput averaged 418,000 barrels per day, up from 364,000 barrels in the second quarter of 2013, adjusted for the Dartmouth refinery shutdown. Reflective of an intense focus on reliability, refinery capacity utilization increased to 99 percent, up 13 percent compared to the second quarter of 2013.

•	Petroleum product sales were 481,000 barrels per day, up 21,000 barrels in the second quarter, consistent with the company’s strategy to grow sales in profitable Canadian markets.

•	Chemical earnings increased to a record quarterly high of $57 million, up $15 million from the same period in 2013 as a result of capturing stronger industry margins. In addition, the processing of cost-advantaged ethane feedstock from Marcellus shale gas commenced late in the quarter.

•	Cash generated from operating activities was $999 million, an increase of $261 million from the second quarter of 2013, due to higher earnings partially offset by working capital effects. In addition, $732 million in proceeds from the sales of assets were received in the quarter, primarily related to the sale of conventional upstream producing assets.

•	Capital and exploration expenditures of $1,398 million were primarily directed at the Kearl expansion and Cold Lake Nabiye upstream growth projects. Expenditures were fully funded from current period cash flow from operations and the proceeds from the divestment of conventional upstream assets.

•	Kearl bitumen production averaged 73,000 barrels per day (52,000 barrels Imperial’s share) during the quarter, up from 70,000 barrels (50,000 barrels Imperial’s share) during the first quarter of 2014. April production was significantly lower than the quarterly average due to planned maintenance and reliability improvement repairs. Production growth resumed throughout the rest of the quarter, averaging 85,000 barrels per day (60,000 barrels Imperial’s share) in June. As higher rates have been achieved, facility enhancement opportunities have been identified, which will be implemented as we continue to ramp up to targeted production levels.

•	Kearl expansion project advanced to 90 percent complete. The project continues to track ahead of schedule, relative to its originally planned late 2015 start-up. It is expected to ultimately produce 110,000 barrels per day gross (78,000 barrels Imperial’s share). Lessons learned from the initial development are being incorporated in the expansion project.

•	Cold Lake Nabiye project advanced to 89 percent complete. Target start-up, which will involve initial steam injection, remains year-end 2014 with ultimate peak production of 40,000 barrels per day.

•	Agreement reached for option to lease potential LNG site. Imperial and ExxonMobil Canada continue to evaluate plans for a potential liquefied natural gas project on British Columbia’s west coast. As part of that process, the companies reached an agreement with the City of Prince Rupert on the terms for an option to lease a potential plant site at Tuck Inlet.

•	Cyclic solvent process (CSP) pilot facility at Cold Lake in operation. The pilot will evaluate the commerciality of CSP, a non-thermal, bitumen recovery process that does not require steam or water injection. CSP is a promising technology developed by Imperial for enhancing bitumen recovery while reducing GHG emissions and water use.

•	Sale of conventional oil and gas assets completed. The previously announced sale of interests in assets located in Boundary Lake, Cynthia/West Pembina and Rocky Mountain House in Western Canada to Whitecap Resources Inc. was completed in the second quarter of 2014 as planned.

•	First group of employees relocated to Imperial’s new corporate offices. The first of five buildings in the campus-style development at Quarry Park in southeast Calgary was completed. All Calgary-based employees will be relocated by early 2016. The new facilities will enhance collaboration and innovation to support the company’s growth.

Second quarter 2014 vs. second quarter 2013

The company’s net income for the second quarter of 2014 was $1,232 million or $1.45 per share on a diluted basis, compared with $327 million or $0.38 per share for the same period last year.

Upstream net income in the second quarter was $857 million, $460 million higher than the same period of 2013. Earnings in the second quarter of 2014 included a gain of $478 million from the divestment of conventional upstream producing assets. Earnings were also higher by about $70 million due to the impact of a weaker Canadian dollar and higher bitumen realizations of about $55 million. These factors were partially offset by higher royalty costs of about $70 million. The incremental contribution of Kearl production in the second quarter was essentially offset by lower Syncrude and Cold Lake volumes.

The company’s average realizations from the sales of synthetic crude oil increased about 11 percent in the second quarter of 2014 to $111.95 per barrel versus $100.97 per barrel in the second quarter of 2013. The increased realizations reflected increases in West Texas Intermediate (WTI) crude oil benchmark price, which was up about nine percent, and the impact of a weaker Canadian dollar. The company’s average bitumen realizations in Canadian dollars in the second quarter were $75.92 per barrel versus $65.66 per barrel in the second quarter of 2013 as the price spread between light crude oil and bitumen narrowed. The company’s average realizations on natural gas sales of $4.08 per thousand cubic feet in the second quarter of 2014 were higher by $0.58 per thousand cubic feet versus the same period in 2013.

Gross production of Cold Lake bitumen averaged 138,000 barrels per day in the second quarter, down from 144,000 barrels in the same period last year. Lower volumes were primarily due to planned maintenance activities at the Mahihkan facilities. The planned maintenance activities were completed and the plant returned to normal operations at the beginning of the third quarter.

Gross production from the Kearl initial development in the second quarter was 73,000 barrels per day (52,000 barrels Imperial’s share) up from 70,000 barrels per day (50,000 barrels Imperial’s share) during the first quarter of 2014. April production was significantly lower than the quarterly average due to planned maintenance and reliability improvement repairs. Production growth resumed throughout the rest of the quarter, averaging 85,000 barrels per day (60,000 barrels Imperial’s share) in June.

The company’s share of Syncrude’s gross production in the second quarter was 51,000 barrels per day, down from 68,000 barrels in the second quarter of 2013. Higher planned and unplanned maintenance activities were the main contributor to the lower production. The maintenance activities were completed and one of the impacted coker units returned to normal operations during the quarter while the second impacted coker unit returned to normal operations at the beginning of the third quarter.

Gross production of conventional crude oil averaged 18,000 barrels per day in the second quarter, versus 22,000 barrels in the corresponding period in 2013. On May 1, 2014, the company completed the sale of its interests in conventional oil and gas assets located in Boundary Lake, Cynthia/West Pembina and Rocky Mountain House in western Canada. The lower production volume was primarily the impact of divested properties.

Gross production of natural gas during the second quarter of 2014 was 158 million cubic feet per day, down from 204 million cubic feet in the same period last year, reflecting the impact of divested properties.

Downstream net income was $366 million in the second quarter, $463 million higher than the second quarter of 2013. Earnings in the second quarter of 2013 included a charge of $264 million associated with the conversion of the Dartmouth refinery to a fuels terminal. Earnings also increased due to the impacts of improved refinery reliability of about $120 million while higher marketing margins and sales volumes contributed some $70 million.

Chemical net income was $57 million in the second quarter, up from $42 million in the same quarter in 2013. The second quarter 2014 earnings were the best quarterly earnings on record. Higher polyethylene sales volumes and margins were the main contributors to the increase.

Second quarter 2014 vs. second quarter 2013 (continued)

Net income effects from Corporate and Other were negative $48 million in the second quarter, versus negative $15 million in the same period of 2013, primarily due to changes in share-based compensation charges.

The company’s cash balance was $171 million as at June 30, 2014 versus $102 million at the end of the first quarter of 2014.

Cash flow generated from operating activities was $999 million in the second quarter, versus $738 million in the corresponding period in 2013. Higher cash flow was primarily due to higher earnings partially offset by working capital effects.

Investing activities used net cash of $595 million in the second quarter, compared with $1,562 million in the same period of 2013. Additions to property, plant and equipment were $1,295 million in the second quarter, compared with $1,616 million during the same quarter in 2013. Expenditures during the quarter were primarily directed towards the advancement of Kearl expansion and Cold Lake Nabiye projects.

Proceeds from asset sales were $732 million in the second quarter, primarily related to the sale of conventional upstream producing assets, compared with $54 million in the second quarter of 2013.

Cash used in financing activities was $335 million in the second quarter, compared with cash from financing activities of $1,043 million in the second quarter of 2013. In the second quarter, the company reduced the level of its short-term debt by redeeming $223 million of its outstanding commercial paper. Dividends paid in the second quarter of 2014 were $110 million, $8 million higher than the corresponding period in 2013. Per-share dividend paid in the second quarter was $0.13, up from $0.12 in the same period of 2013.

Six months highlights

•	Net income totalled $2,178 million, up from $1,125 million in the prior year.

•	Net income per common share on a diluted basis was $2.56 compared to $1.32 in 2013.

•	Cash generated from operations was $2,084 million, versus $1,335 million in 2013.

•	Cash used in investing activities of $1,738 million included proceeds of $807 million from the sale of assets, primarily related to the sale of conventional upstream producing assets, compared to $62 million in the prior year.

•	Gross oil-equivalent barrels of production averaged 308,000 barrels per day, up from 280,000 barrels from the same period in 2013.

•	Refinery throughput averaged 398,000 barrels per day, up from 360,000 barrels in the same period last year adjusted for the Dartmouth refinery shutdown.

•	Per-share dividends declared during the year totalled $0.26, up $0.02 per share from 2013.

Six months 2014 vs. six months 2013

Net income in the first six months of 2014 was $2,178 million, of $2.56 per share on a diluted basis, versus $1,125 million of $1.32 per share for the first half of 2013.

Upstream net income for the first six months of 2014 was $1,309 million, $612 million higher than the same period of 2013. Earnings in 2014 included a gain of $478 million from the divestment of conventional upstream producing assets. Earnings also increased due to higher liquids realization of about $250 million and the impact of a weaker Canadian dollar of about $155 million. These factors were partially offset by higher royalty costs of about $165 million and higher energy costs of about $55 million. The incremental contribution of Kearl production was essentially offset by lower Syncrude and Cold Lake volumes.

The company’s average realizations from the sale of synthetic crude oil increased about 11 percent in the first six months of 2014 to $108.76 per barrel versus $98.39 per barrel in the corresponding period last year. The increased realizations reflected the increase in the WTI crude oil benchmark price, which was up about seven percent, and the impact of a weaker Canadian dollar. The company’s average bitumen realizations in Canadian dollars for the six months year-to-date in 2014 were $70.79 per barrel versus $54.03 per barrel in the same period in 2013 as the price spread between light crude oil and bitumen narrowed. The company’s average realizations on natural gas sales of $5.49 per thousand cubic feet in the first six months of 2014 were higher by $1.99 per thousand cubic feet versus the same period in 2013.

Gross production of Cold Lake bitumen averaged 142,000 barrels per day in the first six months, down from 154,000 barrels from the same period last year. Lower volumes were primarily due to the cyclic nature of steaming and associated production and the impacts of several unplanned third-party power outages in the first quarter and planned maintenance activities in the second quarter.

Gross production from the Kearl initial development in the first six months of 2014 was 72,000 barrels per day (51,000 barrels Imperial’s share).

During the first six months of 2014, the company’s share of gross production from Syncrude averaged 62,000 barrels per day, down from 67,000 barrels from the same period of 2013. Higher maintenance activities were the main contributor to the lower volumes.

Gross production of conventional crude oil averaged 20,000 barrels per day in the first half of 2014, unchanged from the same period in 2013.

Six months 2014 vs. six months 2013 (continued)

Gross production of natural gas during the first six months of 2014 was 181 million cubic feet per day, down from 195 million cubic feet in the same period last year. The lower production volume was primarily the impact of divested properties.

Downstream net income was $854 million, up $473 million in the same period of 2013. Earnings in the first half of 2013 included a charge of $264 million associated with the conversion of the Dartmouth refinery to a fuels terminal. Earnings also increased due to the impacts of improved refinery reliability of about $220 million, higher marketing margins and sales volumes totaling about $85 million and a weaker Canadian dollar of about $50 million. These factors were partially offset by lower industry refining margins of about $150 million.

Chemical net income was $100 million, the best first six months earnings on record and up $23 million over the same period in 2013. Higher margins across all major product lines and higher polyethylene sales volumes were the main contributors to the increase.

For the six months of 2014, net income effects from Corporate & Other were negative $85 million, versus negative $30 million in 2013, primarily due to changes in share-based compensation charges.

Key financial and operating data follow.

Forward-Looking Statements

Statements of future events or conditions in this report, including projections, targets, expectations, estimates, and business plans are forward-looking statements. Actual future results, including demand growth and energy source mix; production growth and mix; project plans, dates, costs and capacities; production rates and resource recoveries; cost savings; product sales; financing sources; and capital and environmental expenditures could differ materially depending on a number of factors, such as changes in the price, supply of and demand for crude oil, natural gas, and petroleum and petrochemical products; political or regulatory events; project schedules; commercial negotiations; the receipt, in a timely manner, of regulatory and third-party approvals; unanticipated operational disruptions; unexpected technological developments; and other factors discussed in this report and Item 1A of Imperial’s most recent Form 10-K. Forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, some that are similar to other oil and gas companies and some that are unique to Imperial. Imperial’s actual results may differ materially from those expressed or implied by its forward-looking statements and readers are cautioned not to place undue reliance on them.

The term “project” as used in this release can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports.

Attachment I

IMPERIAL OIL LIMITED

SECOND QUARTER 2014

	Second Quarter		Six Months
millions of Canadian dollars, unless noted	2014	2013	2014	2013

Net Income (U.S. GAAP)
Total revenues and other income	10,049	7,958	19,275	15,972
Total expenses	8,403	7,526	16,369	14,470
Income before income taxes	1,646	432	2,906	1,502
Income taxes	414	105	728	377
Net income	1,232	327	2,178	1,125

Net income per common share (dollars)	1.45	0.39	2.57	1.33
Net income per common share - assuming dilution (dollars)	1.45	0.38	2.56	1.32

Other Financial Data
Federal excise tax included in operating revenues	383	330	753	656

Gain/(loss) on asset sales, after tax	480	38	496	41

Total assets at June 30			39,398	34,974

Total debt at June 30			6,069	5,072
Interest coverage ratio - earnings basis (times covered)			61.7	117.3

Other long-term obligations at June 30			2,917	4,196

Shareholders’ equity at June 30			21,519	17,298
Capital employed at June 30			27,610	22,393
Return on average capital employed (a) (percent)			14.9	16.5

Dividends declared on common stock
Total	110	102	220	204
Per common share (dollars)	0.13	0.12	0.26	0.24

Millions of common shares outstanding
At June 30			847.6	847.6
Average - assuming dilution	850.7	850.8	850.6	850.7

(a)	Return on capital employed is net income excluding after-tax cost of financing divided by the average rolling four quarters’ capital employed.

Attachment II

IMPERIAL OIL LIMITED

SECOND QUARTER 2014

	Second Quarter		Six Months
millions of Canadian dollars	2014	2013	2014	2013

Total cash and cash equivalents at period end	171	542	171	542

Net income	1,232	327	2,178	1,125
Adjustments for non-cash items:
Depreciation and depletion	280	452	560	637
(Gain)/loss on asset sales	(640)	(51)	(660)	(55)
Deferred income taxes and other	221	141	226	170
Changes in operating assets and liabilities	(94)	(131)	(220)	(542)
Cash flows from (used in) operating activities	999	738	2,084	1,335

Cash flows from (used in) investing activities	(595)	(1,562)	(1,738)	(4,497)
Proceeds associated with asset sales	732	54	807	62

Cash flows from (used in) financing activities	(335)	1,043	(447)	3,222

Attachment III

IMPERIAL OIL LIMITED

SECOND QUARTER 2014

	Second Quarter		Six Months
millions of Canadian dollars	2014	2013	2014	2013

Net income (U.S. GAAP)
Upstream	857	397	1,309	697
Downstream	366	(97)	854	381
Chemical	57	42	100	77
Corporate and other	(48)	(15)	(85)	(30)
Net income	1,232	327	2,178	1,125

Revenues and other income
Upstream	3,795	2,446	7,073	4,600
Downstream	7,278	6,627	14,366	13,869
Chemical	503	400	961	780
Eliminations/Other	(1,527)	(1,515)	(3,125)	(3,277)
Total	10,049	7,958	19,275	15,972

Purchases of crude oil and products
Upstream	1,430	866	2,835	1,723
Downstream	5,781	5,379	11,197	10,999
Chemical	351	271	670	531
Eliminations	(1,527)	(1,515)	(3,125)	(3,277)
Purchases of crude oil and products	6,035	5,001	11,577	9,976

Production and manufacturing expenses
Upstream	987	881	2,016	1,628
Downstream	350	534	736	916
Chemical	53	54	114	107
Eliminations	-	(1)	-	(2)
Production and manufacturing expenses	1,390	1,468	2,866	2,649

Capital and exploration expenditures
Upstream	1,237	1,569	2,400	4,507
Downstream	135	50	183	77
Chemical	6	2	8	3
Corporate and other	20	16	41	26
Capital and exploration expenditures	1,398	1,637	2,632	4,613

Exploration expenses charged to income included above	17	21	38	44

Attachment IV

IMPERIAL OIL LIMITED

SECOND QUARTER 2014

Operating statistics	Second Quarter		Six Months
	2014	2013	2014	2013

Gross crude oil and Natural Gas Liquids (NGL) production
(thousands of barrels per day)
Cold Lake	138	144	142	154
Syncrude	51	68	62	67
Kearl	52	4	51	2
Conventional	18	22	20	20
Total crude oil production	259	238	275	243
NGLs available for sale	2	4	3	4
Total crude oil and NGL production	261	242	278	247

Gross natural gas production (millions of cubic feet per day)	158	204	181	195

Gross oil-equivalent production (a)
(thousands of oil-equivalent barrels per day)	287	276	308	280

Net crude oil and NGL production (thousands of barrels per day)
Cold Lake	108	123	111	131
Syncrude	47	68	58	66
Kearl	47	4	47	2
Conventional	14	17	16	16
Total crude oil production	216	212	232	215
NGLs available for sale	2	4	2	3
Total crude oil and NGL production	218	216	234	218

Net natural gas production (millions of cubic feet per day)	155	182	168	181

Net oil-equivalent production (a)
(thousands of oil-equivalent barrels per day)	244	246	262	248

Cold Lake blend sales (thousands of barrels per day)	185	188	191	201
Kearl blend sales (thousands of barrels per day)	69	-	65	-
NGL sales (thousands of barrels per day)	7	9	9	9
Natural gas sales (millions of cubic feet per day)	141	175	157	163

Average realizations (Canadian dollars)
Conventional crude oil realizations (per barrel)	62.85	82.17	67.61	78.22
NGL realizations (per barrel)	40.87	31.55	55.44	33.10
Natural gas realizations (per thousand cubic feet)	4.08	3.50	5.49	3.50
Synthetic oil realizations (per barrel)	111.95	100.97	108.76	98.39
Bitumen realizations (per barrel)	75.92	65.66	70.79	54.03

Refinery throughput (thousands of barrels per day)	418	435	398	432
Adjusted refinery throughput (b) (thousands of barrels per day)	418	364	398	360
Refinery capacity utilization (c) (percent)	99	86	94	85

Petroleum product sales (thousands of barrels per day)
Gasolines (Mogas)	246	224	240	216
Heating, diesel and jet fuels (Distillates)	174	151	182	155
Heavy fuel oils (HFO)	17	36	18	32
Lube oils and other products (Other)	44	49	39	40
Net petroleum products sales	481	460	479	443
Petrochemical sales (thousands of tonnes)	266	243	496	483

(a)	Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels

(b)	Refinery operations at the Dartmouth refinery were discontinued on September 16, 2013. Refinery throughput in the second quarter and first six months of 2013 was adjusted to exclude volumes processed at the Dartmouth refinery to facilitate comparison with the corresponding periods in 2014.

(c)	Capacity utilization is calculated based on the number of days the refineries were operated as a refinery.

Attachment V

IMPERIAL OIL LIMITED

SECOND QUARTER 2014

	Net income (U.S. GAAP) (millions of Canadian dollars)	Net income per common share (dollars)

2010
First Quarter	476	0.56
Second Quarter	517	0.61
Third Quarter	418	0.49
Fourth Quarter	799	0.95
Year	2,210	2.61

2011
First Quarter	781	0.92
Second Quarter	726	0.86
Third Quarter	859	1.01
Fourth Quarter	1,005	1.19
Year	3,371	3.98

2012
First Quarter	1,015	1.20
Second Quarter	635	0.75
Third Quarter	1,040	1.22
Fourth Quarter	1,076	1.27
Year	3,766	4.44

2013
First Quarter	798	0.94
Second Quarter	327	0.39
Third Quarter	647	0.76
Fourth Quarter	1,056	1.25
Year	2,828	3.34

2014
First Quarter	946	1.12
Second Quarter	1,232	1.45